SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2012

Northwest Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-34582	27-0950358
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Liberty Street
Warren, Pennsylvania	16365
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code:  (814) 726-2140

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events

As described in proxy materials in connection with the 2012 Annual Meeting of Stockholders of Northwest Bancshares, Inc. (the “Company”), the holding company for Northwest Savings Bank, the Company has nominated four directors for election to the Board of Directors:  John M. Bauer, Richard L. Carr, Deborah J. Chadsey and Philip M. Tredway.

As disclosed in the proxy material, the Company’s Board of Directors determined that each of these individuals was considered “independent” within the meaning of the Nasdaq corporate governance listing rules.  The Company also disclosed that the nominating committee of the Board of Directors consists of all independent directors who are not nominees for election.  Also, as disclosed in the proxy material, Ms. Chadsey is a partner of a law firm that received $120,463 in legal fees during 2011 for services in connection with transactions to which Northwest Savings Bank is a party.  Ms. Chadsey would not be eligible to serve on our audit committee due to this receipt of legal fees.

In accordance with director voting standards applied by ISS Proxy Advisory Services (USA), a director who receives, or works for an entity that receives, fees in a year in excess of $10,000 from a public company is not considered an “independent outside director,” regardless of satisfying the applicable Nasdaq independence rules, and therefore should not serve on a public company’s nominating committee.  In light of the foregoing, the Company’s Board of Directors has determined that Ms. Chadsey will not serve on the Company’s nominating or compensation committees upon her election to the Board, and she will not serve on these committees so long as she or her law firm receives legal fees from Northwest Savings Bank or Northwest Bancshares, Inc., directly or indirectly.  The Company expects to revise its existing corporate governance charters and policies in accordance with this determination.

Item 9.01	Financial Statements and Exhibits

	(a)	Not applicable

	(b)	Not applicable

	(c)	Not applicable

	(d)	Exhibits

		Exhibit No.	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	April 4, 2012	By:	/s/ William W. Harvey, Jr.
William W. Harvey, Jr.
Chief Financial Officer